Exhibit 15

August 9, 2011

GFI Group Inc.

55 Water Street

New York, NY 10041

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of GFI Group Inc. and subsidiaries for the period ended June 30, 2011, and 2010, as indicated in our report dated August 9, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, is incorporated by reference in Registration Statements No. 333-175271, No. 333-122905, No. 333-152027, No. 333-160344 and No. 333-167678 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933 is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York